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Exhibit 1.2

Execution Copy

STOCK PURCHASE AGREEMENT

        This STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of January 15, 2003, among FOREST OIL CORPORATION, a New York corporation (the "Company"), and THE ANSCHUTZ CORPORATION, a Kansas corporation ("TAC"), ANSCHUTZ INVESTMENT COMPANY, a Colorado corporation ("AIC"), THE ANSCHUTZ OVERSEAS CORPORATION, a Colorado corporation ("AOC"), ANSCHUTZ EXPLORATION CORPORATION, a Delaware corporation ("AEC"), and ANSCHUTZ ITALIANA PETROLI, S.r.l., a corporation organized under the laws of Italy ("AIP") (collectively, "Holders" and each, a "Holder").

        WHEREAS, each Holder now holds shares of the Company's common stock, par value $0.10 per share (the "Common Stock"), as set forth in Schedule I;

        WHEREAS, the Company and TAC are parties to a Registration Rights Agreement (the "Registration Rights Agreement"), made as of July 10, 2000;

        WHEREAS, the Company desires to increase the public float of the Common Stock;

        WHEREAS, the Company has entered into an Underwriting Agreement of even date herewith (the "Underwriting Agreement") to sell shares of the Common Stock;

        WHEREAS, each Holder desires to sell to the Company, and the Company desires to purchase from each Holder, such shares of the Common Stock as set forth in Schedule I; and

        WHEREAS, the Company and TAC desire to enter into this Agreement as an inducement to TAC to modify its demand registration rights pursuant to Section 2.1 of the Registration Rights Agreement and to the Company to avoid the incurrence of certain expenses of such registration.

        NOW THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Purchase of Common Stock.    Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, each Holder agrees to sell to the Company, and the Company agrees to purchase from each Holder, at a purchase price (the "Purchase Price") of $23.52 per share, shares of the Common Stock as set forth in Schedule I (the "Shares") on the "Closing Date" (as defined herein).

                1.1    The closing ("Closing") of the purchase of the Shares shall take place at the offices of Cravath, Swaine & Moore, at 10:00 A.M., local time, on January 22, 2003 (the "Closing Date").

                1.2    At the Closing, each Holder shall deliver to the Company the certificate or certificates representing the Shares, duly endorsed in blank or accompanied by separate stock powers so endorsed.

                1.3    The Company shall pay the Purchase Price on the Closing Date, without deduction, by wire transfer of immediately available funds to an account of each Holder (the number for which account shall have been furnished to the Company at least one business day prior to the Closing Date).

        2.    Representations and Warranties of Holders.    Each Holder hereby represents and warrants to, and agrees with the Company, as applicable, that:

                2.1    Existence and Power.    Each Holder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to execute and deliver this Agreement and consummate the transactions and perform each of its obligations contemplated hereby.

                2.2    Authority; Approvals.

                        (a)    The execution and delivery of this Agreement by Holder, the consummation by Holder of each of the transactions and the performance by Holder of each of its obligations contemplated hereby have been duly and properly authorized by all necessary corporate action on the part of Holder, and the consummation of the transactions contemplated hereby are within its powers and have been duly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by Holder, and, assuming the accuracy of the representations and warranties of the Company in Section 3 hereof, constitutes the valid and legally binding obligation of Holder, enforceable against it in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                        (b)    The execution and delivery of this Agreement by Holder and the consummation of each of the transactions and the performance of each of the obligations contemplated hereby (i) do not conflict with or violate (whether with or without notice or a lapse of time or both), require the consent of any Person to or otherwise result in a material detriment to Holder under its organizational documents or any agreement to which it is a party or any law or order applicable to it, in each case in a manner that could reasonably be expected to materially hinder or impair the completion of any of the transactions contemplated hereby or have a material adverse effect on the business, properties, condition (financial or otherwise), liabilities or prospects of Holder; and (ii) do not impose any penalty or other onerous condition on Holder that could reasonably be expected to materially hinder or impact the completion of any of the transactions contemplated hereby. As used herein, the term "Person" means a natural person, corporation, limited liability company, venture, partnership, trust, unincorporated organization, association or other entity.

                        (c)    No approval from any Governmental Entity is required by or with respect to Holder in connection with the execution and delivery by Holder of this Agreement or the consummation by Holder of the transactions contemplated hereby, except for any such approval the failure of which to be made or obtained (i) has not impaired and could not reasonably be expected to impair the ability of Holder to perform its obligations under this Agreement in any material respect and (ii) could not reasonably be expected to delay in any material respect or prevent the consummation of any of the transactions contemplated by this Agreement. As used herein, the term "Governmental Entity" means any agency, bureau, commission, authority, department, official, political subdivision, tribunal or other instrumentality of any government, whether (i) regulatory, administrative or otherwise; (ii) federal, state or local or (iii) domestic or foreign.

                2.3    Ownership of Common Stock.    Holder is the record and beneficial owner of the Shares, free and clear of any lien and any other limitation or restriction, and will transfer and deliver to the Company on the Closing Date valid title to the Shares, free and clear of any lien and any such other limitation or restriction.

                2.4    Independent Investigation.    Holder (a) has the requisite knowledge, sophistication and experience in order to fairly evaluate a disposition of the Shares, including the risks associated therewith, and (b) has adequate information and has made its own independent investigation and evaluation to the extent it deems necessary or appropriate concerning the properties, business and financial condition of the Company to make an informed decision regarding the sale of the Shares pursuant to this Agreement.

        3.    Representations and Warranties of the Company.    The Company hereby represents and warrants to, and agrees with each Holder, that:

                3.1    Existence and Power.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to execute and deliver this Agreement and consummate the transactions and perform each of its obligations contemplated hereby.

                3.2    Authority; Approvals.

                        (a)    The execution and delivery of this Agreement by the Company, the consummation by the Company of each of the transactions and the performance by the Company of each of its obligations contemplated hereby have been duly and properly authorized by all necessary corporate action on the part of the Company, and the consummation of the transactions contemplated hereby are within its powers and have been duly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by it and, assuming the accuracy of the representations and warranties of each Holder in Section 2 hereof, constitutes the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                        (b)    The execution and delivery of this Agreement by the Company and the consummation of each of the transactions and the performance of each of the obligations contemplated hereby (i) do not conflict with or violate (whether with or without notice or a lapse of time or both), require the consent of any Person to or otherwise result in a material detriment to the Company under its organizational documents or any agreement to which it is a party or any law or order applicable to it, in each case in a manner that could reasonably be expected to materially hinder or impair the completion of any of the transactions contemplated hereby or have a material adverse effect on the business, properties, condition (financial or otherwise), liabilities or prospects of the Company; and (ii) do not impose any penalty or other onerous condition on the Company that could reasonably be expected to materially hinder or impact the completion of any of the transactions contemplated hereby.

                        (c)    No approval from any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for any such approval the failure of which to be made or obtained (i) has not impaired and could not reasonably be expected to impair the ability of the Company to perform its obligations under this Agreement in any material respect and (ii) could not reasonably be expected to delay in any material respect or prevent the consummation of any of the transactions contemplated by this Agreement.

        4.    Conditions to Closing.

                4.1    Conditions to Obligations of the Company.    The obligation of the Company to purchase the Shares hereunder is subject to the satisfaction of the following conditions:

                        (a)    The closing contemplated in Section 3 of the Underwriting Agreement shall have been consummated;

                        (b)    Each Holder shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date;

                        (c)    The representations and warranties of each Holder contained in this Agreement and in any certificate or other writing delivered by each Holder pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date; and

                        (d)    The Company shall have received a certificate signed by a duly authorized officer of each Holder to the effects set forth in clauses (b) and (c) above.

                4.2    Conditions of Obligations of Holders.    The obligation of each Holder to consummate the transactions contemplated hereby is subject to the satisfaction of the following conditions:

                        (a)    The closing contemplated in Section 3 of the Underwriting Agreement shall have been consummated;

                        (b)    The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date;

                        (c)    The representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date; and

                        (d)    Each Holder shall have received a certificate signed by a duly authorized officer of the Company to the effects set forth in clauses (b) and (c) above.

        5.    Lock-up Agreement.    Except for the Shares pursuant to the terms of this Agreement, each Holder agrees, for a period of 120 days after the date of this Agreement, not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Common Stock (or securities convertible into or exchangeable or exercisable for any shares of Common Stock), or disclose the intention to make any such offer, sale, pledge or disposal (a "Transfer"), without the prior written consent of the Company, provided, however, that Holder may make a bona fide pledge of shares of Common Stock to secure recourse loans from third party financial institutions, and, as pledgee of such Common Stock, no such financial institution shall be restricted from exercising any right of enforcement or foreclosure with respect to any related security interest or lien. In addition, each Holder agrees that, without the prior written consent of the Company, such Holder will not, for a period of 120 days after the date of this Agreement, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for any shares of Common Stock.

        6.    Demand Registration Right.    TAC agrees that Section 2.1(a)(i)(A) of the Registration Rights Agreement shall be amended relative to such Holder such that the Company shall only be required to effect one demand registration for such Holder in the 12-month period commencing on January 6, 2003.

        7.    Governmental Filings.    Each Holder shall make all filings with any Governmental Entity required by such Holder in connection with the execution and delivery by such Holder of this Agreement or the consummation by such Holder of the transactions contemplated hereby, including without limitation, all filings with the Securities and Exchange Commission required pursuant to the Securities Exchange Act of 1934, as amended.

        8.    Expenses.    Each of the Company and each Holder shall pay its own expenses incurred in connection with the transactions contemplated hereby; provided, however, that the Company shall reimburse Holders for all of their reasonable out-of-pocket expenses up to a maximum aggregate amount of $25,000.

        9.    Miscellaneous

                9.1    Notices.    All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

        If to Holder, to:

    The Anschutz Corporation
    555 17th Street, Ste. 2400
    Denver, Colorado 80202
    Attention: Clifford P. Hickey
    Fax: (303)299-1333

        If to the Company, to:

    Forest Oil Corporation
    1600 Broadway, Suite 2200
    Denver, Colorado 80202
    Attention: Corporate Secretary
    Fax: (303) 812-1510

        All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt. By notice given in accordance with this Section 9 to the other party, any party may change its address for the receipt of notices under this Agreement.

                9.2    Amendments and Waivers.    Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

                9.3    Successors and Assigns.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

                9.4    Governing Law.    This Agreement shall be governed by and construed in accordance with the law of the State of New York, without reference to its conflict of laws principles.

                9.5    Public Announcements.    Each party agrees that, except as may be required by applicable law or any listing agreement with any national securities exchange, such party will not issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without obtaining the prior written consent of the other party.

                9.6    Section Headings.    The captions and headings appearing at the beginning of the various sections of this Agreement are for convenience of reference only and shall not be given any effect whatsoever in the construction or interpretation of this Agreement.

                9.7    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any party may execute this Agreement by the delivery of a facsimile signature, which signature shall have the same force and effect as an original signature. Any party that delivers a facsimile signature shall promptly thereafter deliver an originally executed signature to the other party; provided, however, that the failure to deliver an original signature page shall not affect the validity of any signature delivered by facsimile.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

FOREST OIL CORPORATION
By:		/s/ NEWTON W. WILSON III

	Name:	Newton W. Wilson III
	Title:	Senior Vice President—
Legal Affairs & Secretary

THE ANSCHUTZ CORPORATION
By:		/s/ CANNON Y. HARVEY

	Name:	Cannon Y. Harvey
	Title:	President and Chief Operating Officer

ANSCHUTZ INVESTMENT COMPANY
By:		/s/ CANNON Y. HARVEY

	Name:	Cannon Y. Harvey
	Title:	Chairman of the Board

THE ANSCHUTZ OVERSEAS CORPORATION
By:		/s/ CANNON Y. HARVEY

	Name:	Cannon Y. Harvey
	Title:	President

ANSCHUTZ EXPLORATION CORPORATION
By:		/s/ CRAIG D. SLATER

	Name:	Craig D. Slater
	Title:	Vice President

ANSCHUTZ ITALIANA PETROLI, S.R.L.
By:		/s/ PHILIP F. ANSCHUTZ

	Name:	Philip F. Anschutz
	Title:	President

SCHEDULE I

Holder	Shares of Common Stock
The Anschutz Corporation	6,046,517
Anschutz Investment Company	1,339,559
The Anschutz Overseas Corporation	230,121
Anschutz Exploration Corporation	220,916
Anschutz Italiana Pretoli, S.r.l.	12,887

Total	7,850,000

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  Exhibit 1.2
STOCK PURCHASE AGREEMENT
SCHEDULE I